Exhibit 99.16

Pazoo Signs Online Marketing Agreement With MobileSeed LLC

Whippany, N.J., October 14, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that it has signed a one year marketing contract with MobileSeed LLC.  MobileSeed LLC will help to increase Pazoo’s online presence, in particular through social media marketing and search engine optimization.

Joe Giovannoli, Head of Business Development at MobileSeed LLC, stated “MobileSeed is very excited to be working with Pazoo, Inc. We will be aiding Pazoo in their efforts to increase organic traffic to the website through search engine optimization (SEO). We also are developing a social media campaign that will engage and influence Facebook and Twitter users to visit Pazoo.com. We look forward to a long, healthy relationship between MobileSeed and Pazoo.”

MobileSeed LLC. (www.getmobileseed.com) is a digital marketing agency located on Spring Street in Morristown, New Jersey. MobileSeed specializes in responsive website design (Desktop and Mobile friendly websites), Search Engine Marketing and Social Media Marketing. For any questions regarding MobileSeed, please contact Joe Giovannoli at JoeG@GetMobileSeed.com or call (973) 998-5742.

Pazoo CEO David Cunic said, “We are very excited to be working with MobileSeed. Partnering with such a great online marketing team will allow us to reach a broader audience throughout the country.  This will empower more individuals with the Pazoo Experience where they can BE INSPIRED and LIVE POWERFUL. This is another step in the right direction to take Pazoo to the next level.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 14, 2014